UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WASHINGTON TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held April 24, 2007

To the Shareholders of
Washington Trust Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WASHINGTON TRUST BANCORP, INC., a Rhode Island corporation (the “Corporation”), will be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island on Tuesday, the 24th of April, 2007 at 11:00 a.m. for the purpose of considering and acting upon the following:

1. The election of five directors for three year terms, each to serve until their successors are duly elected and qualified;

2. The ratification of the selection of independent auditors to audit the Corporation’s consolidated financial statements for the year ending December 31, 2007; and

3. Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record at the close of business on February 23, 2007 will be entitled to notice of and to vote at such meeting. The transfer books of the Corporation will not be closed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING. THEREFORE, IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE SIGN, DATE, AND FILL IN THE ENCLOSED PROXY AND RETURN IT BY MAIL IN THE ENCLOSED ADDRESSED ENVELOPE OR VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD. IF YOU WISH TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY MAY BE REVOKED.

By order of the Board of Directors,

/s/ David V. Devault
David V. Devault
Secretary

March 15, 2007

WASHINGTON TRUST BANCORP, INC.

23 Broad Street, Westerly, RI 02891 Telephone 401-348-1200

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation”) for use at the Annual Meeting of Shareholders to be held on April 24, 2007 (the “Annual Meeting”), and any adjournment thereof, and may be revoked at any time before it is exercised by submission of another proxy bearing a later date, by voting through the Internet or by telephone, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Secretary of the Corporation, 23 Broad Street, Westerly, Rhode Island 02891. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposals No. 1 and 2 referred to herein.

As of February 23, 2007, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were issued and outstanding 13,441,534 shares of common stock, $0.0625 par value (the “Common Stock”), of the Corporation. Each share of Common Stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of Common Stock voting as one class. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld have the same effect as a vote against a nominee. Abstentions on the ratification of the selection of independent auditors will have the same effect as a vote against such matters. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will not be counted for purposes of approving the matters to be acted upon at the Annual Meeting. As a result, broker non-votes will have no effect on the outcome of the election of directors and the ratification of the selection of independent auditors.

Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

The approximate date on which this Proxy Statement and accompanying proxy card will first be mailed to shareholders is March 15, 2007.

ELECTION OF DIRECTORS (Proposal 1)
The Corporation’s Board of Directors is divided into three approximately equal classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Notwithstanding such three-year terms, pursuant to the Corporation’s by-laws, any director who reaches his or her 70th birthday agrees to resign from the Board of Directors as of the next Annual Meeting of Shareholders following such director’s 70th birthday. There are presently 16 directors. The current term of Joyce O. Resnikoff will expire at the Annual Meeting on April 24, 2007. Ms. Resnikoff has reached the age of 70 and, pursuant to the Corporation’s by-laws, will resign from the Board of Directors effective as of the Annual Meeting.

This year, based on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), a total of five nominees for election to the Board of Directors have been nominated to be elected at the Annual Meeting to serve until the 2010 Annual Meeting and until their respective successors are elected and qualified. If all five nominees are elected, the Board of Directors will consist of 15 directors. Directors are elected by the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present).

Based on the recommendation of the Nominating Committee, the Board of Directors has nominated Barry G. Hittner, Katherine W. Hoxsie, CPA, Edward M. Mazze, Ph.D., Kathleen E. McKeough and John C. Warren for election at the Annual Meeting. Each of the nominees for director is presently a director of the Corporation. Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

The Board of Directors recommends that shareholders vote “FOR” this proposal.

NOMINEE AND DIRECTOR INFORMATION
Biographies of directors, including business experience for past 5 years:

Director Since
Gary P. Bennett, age 65; Consultant. Former Chairman and Chief Executive Officer, Analysis & Technology, until 1999 (interactive multimedia training, information systems, engineering services).	1994
Steven J. Crandall, age 55; Vice President, Ashaway Line & Twine Manufacturing Co. (manufacturer of tennis string, fishing line and surgical sutures).	1983
Larry J. Hirsch, Esq., age 68; Attorney. Former President, Westerly Jewelry Co., Inc. (retailer) (retired 1999).	1994
Barry G. Hittner, Esq., age 60; Attorney. Of Counsel, Cameron & Mittleman, LLP, 2003 to present. Of Counsel, Edwards & Angell, LLP, 1999-2003.	2003
Katherine W. Hoxsie, CPA, age 58; Vice President, Hoxsie Buick-Pontiac-GMC Truck, Inc.	1991
Mary E. Kennard, Esq., age 52; Vice President and University Counsel, The American University.	1994
Edward M. Mazze, Ph.D., age 66; Dean, College of Business Administration and The Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business, University of Rhode Island, 1998-2006. Distinguished University Professor of Business Administration, University of Rhode Island, since 2006.	2000
Kathleen E. McKeough, age 56; Retired. Former Senior Vice President, Human Resources, GTECH Corporation, 2000 to 2004 (lottery industry and financial transaction processing).	2003
Victor J. Orsinger II, Esq., age 60; Partner, Orsinger & Nardone, Attorneys at Law.	1983
H. Douglas Randall, III, age 59; President, HD Randall, Realtors (real estate).	2000
Joyce O. Resnikoff, age 70; Chief Executive Officer, Olde Mistick Village, Mystic, Connecticut (property management).	2000
Patrick J. Shanahan, Jr., age 62; Retired. Former Chairman and Chief Executive Officer, First Financial Corp.	2002
James P. Sullivan, CPA, age 68; Consultant. Former Finance Officer, Roman Catholic Diocese of Providence (retired 2001).	1983
Neil H. Thorp, age 67; President, Thorp & Trainer, Inc. (insurance agency).	1983
John F. Treanor, age 59; President and Chief Operating Officer of the Corporation and The Washington Trust Company, since 1999.	2001
John C. Warren, age 61; Chairman and Chief Executive Officer of the Corporation and The Washington Trust Company, since 1999.	1996

None of the director nominees or incumbents, with the exception of Edward M. Mazze, Ph.D., serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment company under the Investment Company Act of 1940, as amended. Dr. Mazze is a director of Technitrol, Inc. and a director of the Barrett Growth Fund.

The following table presents all Washington Trust stock-based holdings, as of February 23, 2007, of the directors and certain executive officers of the Corporation and the Corporation’s subsidiary, The Washington Trust Company (the “Bank”). The table also presents the stock-based holdings of David W. Wallace, as of February 20, 2007, the person believed by the Corporation to be a beneficial owner of more than 5% of the Corporation’s outstanding Common Stock. Mr. Wallace’s stock ownership information is based on certain filings made under Section 13 of the Exchange Act and other information provided by Mr. Wallace to the Corporation. All such information was provided by the shareholders listed below.

	Term Expiring In	Common Stock (1)	Vested Options (2)	Vested Restricted Stock Units (3)	Total	Percentage Of Class
Nominees and Directors:
Barry G. Hittner	2010 (4)	4,000	0	0	4,000	0.03%
Katherine W. Hoxsie, CPA	2010 (4)	134,673	11,376	0	146,049	1.04%
Edward M. Mazze, Ph.D.	2010 (4)	1,200	3,500	0	4,700	0.03%
Kathleen E. McKeough	2010 (4)	1,020	0	0	1,020	0.01%
John C. Warren	2010 (4)	47,141	112,894	0	160,035	1.14%
Steven J. Crandall	2009	3,212	11,376	0	14,588	0.10%
Victor J. Orsinger II	2009	13,804	7,276	0	21,080	0.15%
Patrick J. Shanahan, Jr.	2009	38,830	4,000	0	42,830	0.30%
James P. Sullivan, CPA	2009	8,713	11,376	0	20,089	0.14%
Neil H. Thorp	2009	36,822	9,688	0	46,510	0.33%
Gary P. Bennett	2008	7,348	11,376	0	18,724	0.13%
Larry J. Hirsch, Esq.	2008	10,988	8,376	0	19,364	0.14%
Mary E. Kennard, Esq.	2008	2,913	4,400	0	7,313	0.05%
H. Douglas Randall, III	2008	12,297	8,000	0	20,297	0.14%
John F. Treanor	2008	5,576	87,902	0	93,478	0.66%
Joyce O. Resnikoff	2007	4,518	6,000	1,000	11,518	0.08%

Certain Executive Officers:
Galan G. Daukas		1,000	32,315	0	33,315	0.24%
David V. Devault		28,314	62,433	0	90,747	0.65%
B. Michael Rauh, Jr.		14,484	36,088	0	50,572	0.36%

All directors and executive officers as a group (26 persons)		404,136	619,965	1,000	1,025,101	7.29%

Beneficial Owner:
David W. Wallace (5) 680 Steamboat Road, Greenwich, CT 06830		1,946,787	0	0	1,946,787	13.85%

(1) Includes 1,815, 576, and 1,157 common stock equivalents held by Messrs. Randall, Treanor and Warren, respectively, in the Corporation’s Nonqualified Deferred Compensation Plan.
(2) Stock options that are or will become exercisable within 60 days of February 23, 2007.
(3) Restricted stock units that will become exercisable within 60 days of February 23, 2007.
(4) If elected.
(5) Based on information set forth in an Amendment No. 8 to a Schedule 13G/A filed with the SEC on February 13, 2007 and other information provided by Mr. Wallace to the Corporation. Includes 128,000 shares owned by Mr. Wallace’s spouse, 597,767 shares held by the Robert R. Young Foundation of which Mr. Wallace serves as President and Trustee and 329,020 shares held by the Jean and David W. Wallace Foundation of which Mr. Wallace serves as President and Trustee.
____________________________

BOARD OF DIRECTORS AND COMMITTEES
The Corporation’s Board of Directors (the “Corporation’s Board”) held 11 meetings in 2006. In 2006, the Board of Directors of the Bank (the “Bank’s Board”), the members of which included all of the Corporation’s Board members, held 13 meetings. During 2006, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board, the Bank’s Board and the committees of the Corporation’s Board of which such person was a member, except for John C. Warren who was on a medical leave of absence during part of the year. Notwithstanding this, Mr. Warren attended more than 75% of the meetings of the Corporation’s Board and the Bank’s Board during the year. While the Corporation does not have a formal policy related to Board member attendance at Annual Meetings of Shareholders, directors are encouraged to attend each such Annual Meeting to the extent reasonably practicable. Each of the directors attended the 2006 Annual Meeting of Shareholders except Gary P. Bennett.

Director Independence
The Corporation’s Board has determined that each of Gary P. Bennett, Steven J. Crandall, Larry J. Hirsch, Barry G. Hittner, Katherine W. Hoxsie, Mary E. Kennard, Edward M. Mazze, Kathleen E. McKeough, Victor J. Orsinger II, H. Douglas Randall, III, Joyce O. Resnikoff, Patrick J. Shanahan, Jr., James P. Sullivan and Neil H. Thorp is considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Therefore, a majority of the Corporation’s Board is comprised of independent directors. Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described herein under the heading “Communications with the Board of Directors” on page 31 of this Proxy Statement.

In 2006, the committees of the Corporation’s Board consisted of an Executive Committee, a Nominating and Corporate Governance Committee (the “Nominating Committee”), an Audit Committee and a Compensation and Human Resources Committee (the “Compensation Committee”).

Executive Committee
Members of the Executive Committee are currently directors Orsinger (Chairperson), Bennett, Hoxsie, Sullivan, Thorp, Treanor and Warren. Each of the non-employee directors on the Executive Committee are considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and the rules of the SEC. The Executive Committee met six times in 2006, and when the Corporation’s Board is not in session, is entitled to exercise all the powers and duties of the Corporation’s Board.

Nominating Committee
Members of the Nominating Committee are directors Orsinger (Chairperson), Bennett, Hoxsie, Sullivan and Thorp, each of whom is considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and the rules of the SEC. The non-employee directors of the Nominating Committee regularly meet in executive session without the presence of employee directors or management. The Corporation’s Board has designated the Chairperson of the Nominating Committee to serve as the “Lead Director” to preside over Board meetings when the Board meets in executive session without the presence of employee directors.

The Nominating Committee, which met five times in 2006, is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Corporation’s Board, and recommending that the Corporation’s Board select the director nominees recommended by the Nominating Committee for election at each Annual Meeting of Shareholders. The Nominating Committee is also responsible for developing and recommending to the Corporation’s Board a set of corporate governance guidelines, recommending any changes to such guidelines, and overseeing the evaluation of the Corporation’s Board and management. The Corporation has adopted Corporate Governance Guidelines, which are available on the Corporation’s website at www.washtrust.com under Investor Relations - Governance Documents. A copy of the Nominating Committee charter is also available to shareholders on the Corporation’s website at www.washtrust.com under Investor Relations - Governance Documents.

At a minimum, each nominee, whether proposed by a shareholder or any other party, must (1) have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Corporation’s Board to serve the long-term interests of the Corporation and its shareholders; (2) have previous experience on other boards; (3) have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing; (4) have a record of distinguished accomplishment in his or her field; (5) be well regarded in the community and have a long-term reputation for the highest ethical and moral standards; (6) have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and (7) to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

The Nominating Committee will evaluate all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee. In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, the Chief Executive Officer of the Corporation and other executive officers. The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.

The Nominating Committee will consider nominees recommended by shareholders. Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee. For a shareholder recommendation to be considered by the Nominating Committee at the 2008 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 16, 2007. All shareholder recommendations for nominees must include the following information: (1) the name and address of record of the shareholder; (2) a representation that the shareholder is a record holder of the Corporation’s securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding 5 full fiscal years of the proposed nominee; (4) a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board; (5) a description of all arrangements or understandings between the shareholder and the proposed nominee; (6) the consent of the proposed nominee to (a) be named in the proxy statement relating to the Corporation’s Annual Meeting of Shareholders, and (b) serve as a director if elected at such Annual Meeting; and (7) any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Shareholder nominations that are not being submitted to the Nominating Committee for consideration, may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (c) of Article Eighth of the Corporation’s Restated Articles of Incorporation, as amended. Specifically, advanced written notice of any nominations must be received by the Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Secretary not later than the 10th day following the day on which notice of the meeting was mailed to shareholders).

The Corporation has not paid a fee to any third parties to identify or evaluate Board or committee nominees.

The Nominating Committee recommended that Messrs. Hittner and Warren, Mmes. Hoxsie and McKeough and Dr. Mazze be nominated for election to serve as directors until the 2010 Annual Meeting of Shareholders.

Audit Committee
Members of the Audit Committee are currently directors Hoxsie (Chairperson), Crandall, Hittner, Mazze, Resnikoff, Shanahan and Sullivan. No member of the Audit Committee is an employee of the Corporation and each is considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and Rule 10A-3(b)(1) under the Exchange Act. The Corporation’s Board has determined that directors Hoxsie and Sullivan qualify as “audit committee financial experts” under the Exchange Act. The Audit Committee has a written charter that is available to shareholders on the Corporation’s website at www.washtrust.com under Investor Relations - Governance Documents.

The Audit Committee, which met nine times in 2006, is directly responsible for the appointment, compensation and oversight of the work of the Corporation’s independent auditors. The Audit Committee is also responsible for, among other things, reviewing the adequacy of the Corporation’s system of internal controls, its audit program, the performance and findings of its internal audit staff and action to be taken thereon by management, reports of the independent auditors, the independence of the independent auditors, the audited financial statements of the Corporation and discussing such results with the Corporation’s management, considering the range of audit and non-audit fees and services and the pre-approval thereof, and performing such other oversight functions as the Corporation’s Board may request from time to time. While the Audit Committee oversees the Corporation’s financial reporting process for the Corporation’s Board consistent with the Audit Committee Charter, management has primary responsibility for this process, including the Corporation’s system of internal controls, and for the preparation of the Corporation’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. In addition, the Corporation’s independent auditors, and not the Audit Committee, are responsible for auditing those financial statements. The Audit Committee’s report on the Corporation’s audited financial statements for the fiscal year ended December 31, 2006 appears elsewhere in this Proxy Statement.

The Audit Committee is also responsible for loan review for the Bank. The loan review process includes oversight of the Bank’s procedures for determining the adequacy of the allowance for loan losses, administration of its internal credit rating systems and the reporting and monitoring of credit granting standards.

Compensation Committee
Members of the Compensation Committee are currently directors Bennett (Chairperson), Hirsch, Kennard, Mazze, McKeough and Orsinger, each of whom is considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and the rules of the SEC. The Compensation Committee met eight times in 2006.

In January 2007, the Board revised the charter for the Compensation Committee. A copy of the charter is available on the Corporation’s website at www.washtrust.com under Investor Relations - Governance Documents. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include among other things:

▪	Establishing and reviewing the compensation philosophy and policies.
▪
Reviewing and analyzing the compensation structure and vehicles provided to all employees. Prior to February 2007, the Compensation Committee would make recommendations on compensation matters concerning senior executives including the Chief Executive Officer to the independent directors of the Corporation’s Board, who were responsible for non-equity compensation decisions for such employees. Effective February 2007, the Compensation Committee is responsible for all compensation decisions, and will report all actions to the members of the Corporation’s Board.

▪	Establishing, reviewing and analyzing the compensation structure and vehicles provided to the directors.
▪
Administering the Corporation’s equity compensation plans including the Amended and Restated 1988 Stock Option Plan (“1988 Plan”), the 1997 Equity Incentive Plan, as amended (“1997 Plan”), and the 2003 Stock Incentive Plan, as amended (“2003 Plan”).

▪	Administering the Corporation’s retirement and benefit plans, programs, and policies.

A schedule of meetings and preliminary agenda are established each December for the coming fiscal year. The agenda for Compensation Committee meetings is determined by its Chairman with the assistance of the head of the Corporation’s Human Resources department. Compensation Committee meetings are regularly attended by the Chief Executive Officer and other members of the senior management team. At each meeting, the Compensation Committee also meets in executive session without the presence of employee directors and management.

The Compensation Committee has authority under its charter to select, retain, terminate, and approve the fees of advisors, counsel or other experts or consultants, as it deems appropriate. The Compensation Committee has engaged Pearl Meyer & Partners, an independent compensation consulting firm, to assist in fulfillment of its duties. The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design, and establishing targets for individual compensation awards. The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives. The compensation consultant reports directly to the Compensation Committee. The Compensation Committee meets with the compensation consultant from time to time in executive session without the presence of employee directors and management.

The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to the senior management team. Although members of management generally attend Compensation Committee meetings, employees are not present during executive session deliberations regarding their own compensation. The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other officers. Such awards are further discussed in executive session, with decisions made by the Committee without the Chief Executive Officer’s involvement.

The Compensation Committee’s report on executive compensation appears elsewhere in this Proxy Statement.

Please note, the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation and Human Resources Committee (for purposes of this analysis, the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee, among other things, ensures that the total compensation paid to senior executives is fair, reasonable and competitive.

Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of the shareholders, community, and customers. The Committee believes that an effective executive compensation program must be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value. The goal of our compensation program is to compensate senior leadership in a manner that elicits superior corporate performance, defined as at or above the top third of the peer group.

Our compensation plan places emphasis on (1) attracting and retaining the best talent in the banking industry; (2) providing overall compensation for key executives that is competitive with similarly-sized financial institutions; (3) motivating executives to achieve the goals set in our strategic plan; and (4) returning a fair value to shareholders. To that end, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward performance as measured against established goals.

Compensation Process
Prior to the beginning of the fiscal year, the Committee consulted with Pearl Meyer & Partners, an independent compensation consulting firm, to assess the competitiveness and effectiveness of our executive compensation program. The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry. For 2006, the analysis was based on a peer group of 23 banking institutions of generally similar asset size and regional location, selected in consultation with the Committee. The compensation peer group is comprised of the following financial institutions:

▪  Arrow Financial Corporation
▪  Bancorp Rhode Island, Inc.
▪  Berkshire Hills Bancorp, Inc.
▪  Boston Private Financial Holdings, Inc.
▪  Brookline Bancorp, Inc.
▪  Century Bancorp, Inc.
▪  Flushing Financial Corporation
▪  Harleysville National Corporation
▪  Independent Bank Corp.
▪  Lakeland Bancorp, Inc.
▪  Omega Financial Corporation
▪  Peapack-Gladstone Financial Corporation

▪  Partners Trust Financial Group, Inc.
▪  Provident New York Bancorp
▪  Sandy Spring Bancorp, Inc.
▪  S & T Bancorp, Inc.
▪  Sterling Financial Corporation
▪  Tompkins Trustco, Inc.
▪  TrustCo Bank Corp NY
▪  Univest Corporation of Pennsylvania
▪  U.S.B. Holding Company, Inc.
▪  W.S.F.S. Financial Corporation
▪  Yardville National Bancorp

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company. Therefore, the compensation consultant also relied upon published compensation surveys to supplement information on these positions, as well as to provide the basis for analysis for other company executives.  Total compensation is generally targeted at the 50th percentile or above for each position.  As would be expected, specific pay positioning varies by executive.  Differences may relect individual roles, corporate and indiviual performance, experience and leadership ability.

In determining compensation for the Chief Executive Officer and the Chief Operating Officer, the Committee considers the compensation consultant’s analysis, compensation survey data and the assessment of the executive’s performance by the independent directors of the Corporation’s Board. For all other senior executives, the Committee considers the compensation consultant’s analysis, compensation survey data, and the Chief Executive Officer’s assessment of the executive’s performance. The Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other officers. Prior to February 2007, the Committee would make recommendations on compensation matters to the independent directors of the Corporation’s Board, who were responsible for non-equity compensation decisions. Effective February 2007, the Committee is responsible for all compensation decisions, and will report all actions to the Corporation’s Board.

Setting Executive Compensation
After the Committee has established targeted overall compensation for each executive, compensation is allocated among base salary, performance-based cash incentive, and equity compensation. Generally, our compensation package consists of approximately 50% to 70% base salary, 20% to 30% cash incentive, and 10% to 20% equity compensation. As a result, 30% to 50% of compensation is provided through at risk forms of compensation. We believe that this mix will drive individual performance, short-term profitability and long-term stock performance. Additionally, we provide retirement and other benefits to attract and retain our employees.

The Committee also considers the expected tenure of the executive in determining the mix of cash and equity compensation, as well as the form of equity. Because of the relative stability of our stock price, equity in the form of stock options is considered to be the best motivator for executives who are expected to have a tenure of seven years or more. For those executives who are closer to retirement, we believe stock grants or cash incentives to be a more effective motivator of corporate performance.

Base Salary
In reviewing the Chief Executive Officer’s and Chief Operating Officer’s base salaries and the base salary recommendations made by the Chief Executive Officer for other executives, the Committee primarily considers:

▪	the compensation consultant analysis and compensation survey data;
▪	the executive’s compensation relative to other officers;
▪	recent and expected performance of the executive;
▪	our recent and expected overall performance; and
▪	our overall budget for base salary increases.

For 2006, base salaries for all executive officers were determined by the independent directors of the Corporation’s Board, based upon the recommendation of the Committee. The 2006 base salary for Mr. Warren, Chairman and Chief Executive Officer, was $445,000, which positioned Mr. Warren’s salary in a manner consistent with the general guidelines outlined earlier. For 2006, base salary was $320,000 for Mr. Treanor; $193,000 for Mr. Devault; $285,000 for Mr. Daukas; and $151,000 for Mr. Rauh.

Cash Incentive
The Committee believes that cash incentives are instrumental to motivating and rewarding executives for achievement of corporate and division goals. All of our named executive officers participate in the Annual Performance Plan. In addition, Mr. Daukas participates in the Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management product line.

Annual Performance Plan
The Annual Performance Plan provides for the payment of additional cash compensation based on corporate performance and the achievement of individual objectives by each participant in order to provide a link between performance and compensation. The percentages allocated to the corporate performance component and the individual performance component are 70% and 30%, respectively, for the Chief Executive Officer and the Chief Operating Officer, and 60% and 40%, respectively, for all other executive officers.

In determining corporate performance, the Annual Performance Plan focuses primarily on three financial metrics - net income, fully diluted earnings per share, and return on equity, with each metric receiving equal weighting. At the beginning of each year, the Corporation’s Board establishes performance targets based upon our strategic objectives. At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Performance exceeding a threshold of 80% of the performance target will result in progressively accelerating payment levels, ranging from 50% to 150% of the target payment for the corporate performance component.

The individual performance component for the Chief Executive Officer and the Chief Operating Officer is determined with consideration of matters such as leadership of the senior management team, strategic planning and implementation, corporate governance, and ability to focus the Corporation on the long-term interests of the shareholders. For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals. In order to qualify for an individual performance component award, the weighted average of the financial metrics must be at least 80%. Once that threshold level is achieved, actual payments will be based on an assessment of employee performance against expectations established at the beginning of each year. The Committee relies upon the assessment of the performance of the Chief Executive Officer and the Chief Operating Officer by the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives. Amounts not paid as a result of an employee not fully meeting individual performance expectations may be reallocated to any other employee who demonstrated extraordinary performance.

The target bonus opportunity is determined as a percentage of regular base salary earnings, and varies by level of responsibility. The target bonus percentage is 45% for Mr. Warren; 40% for Mr. Treanor; and 30% for Messrs. Devault, Daukas, and Rauh.

The terms of the Annual Performance Plan, including the target bonus levels and relationship of payouts to achievement of profitability measures, were established by the Committee in consultation with the compensation consultant, and approved by the Corporation’s Board. Annually, the Committee reviews the plan to ensure that it is designed in a manner that continues to motivate employees to achieve our profitability goals. Regardless of the actual award determined by the plan parameters, the Committee has the authority to modify any award.

In 2006, the target ranges for the financial metrics related to a full payout under the corporate performance component of the Annual Performance Plan were: (i) net income: $24,583,000 to $25,843,000; (ii) fully diluted earnings per share: $1.79 to $1.87; and (iii) return on equity: 14.66% to 15.42%. Our actual profitability results entitled the executive officers to a payout of 100% for the corporate performance component. Annual Performance Plan awards for the named executive officers are outlined below:

▪
Mr. Warren fully met the individual performance expectations. In consideration of both corporate and individual performance, Mr. Warren was eligible to receive a plan payment of 100% of his target bonus. During 2006, Mr. Warren’s actual regular earnings were reduced due to a medical leave of absence. As a result, the intended target of $200,250 (45% of his base salary) was reduced to $163,281. The Corporation’s Board recognized that he continued to be involved in corporate matters during his leave of absence, and that the intended target for his cash incentive was $200,250. Therefore, upon recommendation of the Committee, the Corporation’s Board exercised discretion and paid Mr. Warren a bonus of $200,000.

▪
Mr. Treanor fully met his individual performance expectations. In consideration of both corporate and individual performance, Mr. Treanor was eligible to receive a plan payment of 100% of his target bonus. Additionally, the Corporation’s Board recognized his exemplary performance during Mr. Warren’s leave of absence, and, upon recommendation of the Committee, exercised discretion to provide an additional bonus payment of $32,000, bringing his total bonus payment to $160,000.

▪
Mr. Devault fully met his individual performance expectations. In consideration of both corporate and individual performance, Mr. Devault received a bonus payment of $60,000, which is slightly above his target bonus of $57,900.

▪
Mr. Daukas fully met his individual performance expectations, and performance of the wealth management division, which he oversees, exceeded expectations. In consideration of both corporate and individual performance, Mr. Daukas received 100% of the target bonus payment of $85,500. He also received a payment under the Wealth Management Business Building Incentive Plan, which is discussed below.

▪	Mr. Rauh met his individual performance expectations. In consideration of both corporate and individual performance, Mr. Rauh received a bonus payment of $45,000.

Wealth Management Business Building Incentive Plan
Mr. Daukas is eligible for an additional bonus payment based upon the performance of the wealth management division. This incentive is intended to drive growth in the wealth management product line, which is an important contributor to our net income. The target payment is $200,000, with a range of 0% to 150% based upon actual performance. Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management, with each metric having equal weighting. Goal achievement for the three metrics first must average at least 80% in order to qualify for a plan payment. Once this threshold is met, plan payment is determined by assessing achievement of each metric individually against its target. Performance exceeding a threshold of 80% of the performance target will result in progressively accelerating payment levels, ranging from 50% to 150% of the target payment.

In 2006, plan targets were: (i) pre-tax earnings growth of $967,100; (ii) revenue growth of $1,988,200; and (iii) net new assets under management of $172,000,000. During 2006, the wealth management division met 197% of the pre-tax earnings goal, 164% of the revenue goal, and 107% of the net new assets under management goal. Performance exceeded expectations due to a combination of rigorous business development efforts, strong customer retention and steady asset growth. This performance resulted in a total bonus payment of $275,000 to Mr. Daukas under this plan.

Equity Compensation
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interest of management with shareholder value, aids in employee retention, and motivates executives to improve the long-term stock market performance of our Common Stock. Equity grants also provide an opportunity for increased equity ownership.

When granting stock-based incentives to senior executives, the Committee considers the compensation consultant’s analysis, as described earlier. The Committee also considers the Chief Executive Officer’s recommendations for other executives, which are based on each officer’s level of responsibility and contribution towards achievement of our business plan and objectives.

Historically, the primary form of equity compensation has been non-qualified stock options because of favorable accounting and tax treatment. However, beginning in 2006, the accounting treatment for stock options changed as a result of SFAS No. 123R “Share Based Payment”, making stock options less attractive. As a result, the Committee assessed the desirability of granting shares of restricted stock or restricted stock units to employees, particularly members of senior management, and concluded that restricted stock or restricted stock units would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

Generally, stock-based incentives have been granted on an annual basis. Employee grants, including grants to newly hired employees, have historically been made at a regularly-scheduled Committee meeting. All stock option awards are made at the closing price for our Common Stock on the grant date. All grants are effective either on the date of the Committee meeting or at a specific future date coinciding with a triggering event such as the employee’s date of hire. Director equity grants occur annually on the date of the Annual Meeting of Shareholders.

Equity grants in the form of restricted stock or restricted stock units typically become vested after three to five years of service. Grants include dividend equivalent rights, payable at the same rate and on the same date as dividends paid to our shareholders. Unvested stock or stock units are typically forfeited upon separation from employment. However, in the case of retirement, employees are vested in a pro-rata share of restricted stock units. Directors become fully vested in any outstanding restricted stock unit grants in the event of the director’s retirement from the Corporation’s Board after age 70. In the case of death, employees and directors become fully vested in any outstanding restricted stock unit grants.

Equity grants in the form of stock options typically become exercisable after three years of service, and have a ten year term. Unexercisable options are forfeited upon separation from employment, including retirement and death of the employee. In the event a director retires from the Corporation’s Board after age 70, his or her outstanding options become fully exercisable.

All equity grants become fully vested in a change in control.

In December 2005, an additional award of stock options with immediate vesting was made to senior executives and other employees to take advantage of favorable accounting treatment prior to the implementation of SFAS No. 123R, which became effective on January 1, 2006. Messrs. Warren and Treanor were excluded from this grant. Because this December 2005 grant was made in lieu of the grant that would otherwise have been made during 2006, Messrs. Warren and Treanor were the only senior executives to receive an equity grant during 2006. At its regularly-scheduled March 2006 meeting, the Committee voted to grant 6,500 time-based restricted stock units to Mr. Warren and 3,900 time-based restricted stock units to Mr. Treanor. The grants were effective on the date of the 2006 Annual Meeting of Shareholders, which was held on April 25, 2006. The awards include dividend equivalent rights.

Retirement and Other Benefits
Pension Plan
The Bank offers a tax-qualified defined benefit Pension Plan for the benefit of substantially all employees. The Pension Plan is an essential part of the retirement package needed to attract and retain employees in the banking industry.

The annual pension benefit for an employee retiring at age 65 is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years. Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan, Wealth Management Business Building Incentive Plan, and other cash-based payments. In 2006, the covered Social Security compensation level was $51,252 for a participant retiring at age 65.

Pension benefits are available at normal retirement age, typically age 65. Participants may commence reduced benefits as early as age 55 with ten years of service. Mr. Warren is the only named executive officer who currently meets the age and service requirements to commence pension benefits.

The Pension Plan was amended in 2005 to eliminate a special early retirement benefit available to participants who had combined age and years of benefit service of 85 or more (the “Magic 85 Provision”). The plan amendment provided that the Magic 85 Provision would still be available to qualifying grandfathered employees retiring from active service on or after age 60. Under the Magic 85 Provision, the pension benefit of qualifying participants is not subject to reduction for early benefit commencement. Additionally, qualifying participants are eligible for a temporary payment through age 62, which is equal to the participant’s estimated Social Security benefit at age 62. Mr. Devault is the only named executive officer who is expected to qualify for the Magic 85 Provision.

Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits. This plan covers all employees who are impacted by IRS limits under the Pension Plan. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of the Bank. Commencement of benefits is tied to commencement under the Pension Plan.

Executive Pension Plan
We also maintain an Executive Pension Plan for the benefit of Messrs. Warren and Treanor. Benefits provided under the Executive Pension Plan are deemed necessary to attract and retain our top executives who were hired later in their career. Our compensation consultant considers the benefits provided under the Executive Pension Plan in its compensation analysis, and has determined that the benefits are in line with market practice.

The Executive Pension Plan provides a benefit of 30% of average annual pension compensation plus 2% for each year of service up to a maximum of 55%. Benefits are offset by benefits provided by the Pension Plan, Supplemental Pension Plan, Social Security, and any defined benefit pension plan of a prior employer. There is a minimum benefit of $1,000 for each year of plan participation, up to a maximum of $10,000.

A participant must have at least five years of service to earn a benefit under the Executive Pension Plan. Benefits are payable at age 65. Reduced benefits are available as early as age 55 with ten years of service. Mr. Warren is the only participant who currently meets the age and service requirements to commence benefits. Benefits payable under the Executive Pension Plan represent our unfunded obligation

401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees. The 401(k) Plan is an essential part of the retirement package needed to attract and retain employees in the banking industry.

The 401(k) Plan provides for deferral of up to the lesser of 25% of plan earnings or the annual dollar limit prescribed by the Internal Revenue Code. The Bank matches 50% of each participant’s first 2% of voluntary salary contributions and 100% of each participant’s next 2% of salary contributions up to a maximum match of 3%. Both employer and employee contributions to the 401(k) Plan are fully vested.

Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits. Directors are also eligible to participate by the deferral of retainer and meeting fees. Benefits payable under this plan are an unfunded obligation of the Bank.

The Nonqualified Deferred Compensation Plan also provides for credits of certain amounts that would have been matched by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans. Directors are not eligible for employer contributions.

Deferrals are credited with earnings/losses based upon the participant’s selection of up to 15 investment measurement options. The investment measurements include 14 publicly-traded mutual funds and our Common Stock. Because these investment measurements are publicly traded securities, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be ‘above market’.

Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits. The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees. Cash-in-lieu of benefit coverage is offered to all full-time employees including the named executive officers. During 2006, Mr. Rauh elected to receive $1,700 in lieu of medical and dental coverage that would otherwise have been provided.

We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees including the named executive officers. This is provided through a combination of group life insurance contracts and split dollar arrangements under Bank-owned life insurance policies. The life insurance benefit provided to the named executive officers does not exceed the benefit levels offered to other full-time employees.

We also provide disability insurance to our full-time employees including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability. In order to obtain a competitive group rate, the group disability policy limits covered base salary to $250,000. This group plan limit does not fully cover Messrs. Warren, Treanor and Daukas’ base salaries. In order to provide a benefit that is commensurate with the benefits provided to other full-time employees, we have purchased a supplemental disability insurance policy for Messrs. Warren and Treanor, and we reimburse Mr. Daukas for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Personal Benefits
We provide named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall compensation program. Perquisites include transportation benefits, country club memberships, and relocation benefits. Annually, the Committee reviews the levels of perquisites and other personal benefits provided to named executive officers.

Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. This applies to base salary, all cash incentive plans and equity grants other than stock options. During 2006, no employee received taxable compensation in excess of $1,000,000, and therefore, all such compensation was fully deductible for federal income tax purposes.

Stock Ownership Requirements
We have adopted Corporate Governance Guidelines that call for each director to maintain a minimum ownership in our Common Stock of 1,000 shares. This requirement is expected to be met within 3 years of joining the Corporation’s Board. All directors have met this requirement.

Change in Control Agreements
We have entered into change of control agreements with certain key employees, including the named executive officers. The change of control agreements are designed to promote stability and continuity of senior management. The Committee believes that the interests of shareholders will be best served if the interests of senior management are aligned with them. The Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

Further analysis of payments triggered by a change-in-control is provided on page 23 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 8 of this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report has been furnished by the members of the Compensation Committee:

Gary P. Bennett (Chairperson)	Edward M. Mazze, Ph.D.
Larry J. Hirsch, Esq.	Kathleen E. McKeough
Mary E. Kennard, Esq.	Victor J. Orsinger II, Esq.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows, for the fiscal year ended December 31, 2006, the compensation of the person who served as Chief Executive Officer of the Corporation, Chief Financial Officer of the Corporation, and each of the three most highly compensated executive officers of the Corporation and/or the Bank, other than the Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 for the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($)
John C. Warren Chairman and Chief Executive Officer	2006	$439,173	$36,719	$133,526	$7,310	$163,281	$402,807	$40,899	(h)	$1,223,715
John F. Treanor President and Chief Operating Officer	2006	$320,000	$32,000	$78,614	$4,310	$128,000	$105,587	$31,764	(i)	$700,275
David V. Devault Executive Vice President, Secretary, Treasurer and Chief Financial Officer	2006	$193,000	$2,100	$11,805	$2,262	$57,900	$58,438	$5,978	(j)	$331,483
Galan G. Daukas Executive Vice President, Wealth Management	2006	$285,000	$0	$27,620	$0	$360,500	$30,759	$216,462	(k)	$920,341
B. Michael Rauh, Jr. Executive Vice President, Sales, Service & Delivery	2006	$151,000	$0	$7,083	$1,270	$45,000	$0	$6,393	(l)	$210,746

(a)
Mr. Warren was on a medical leave of absence during 2006, and did not earn his full base salary of $445,000. Amount listed reflects $362,846 in salary earnings and $76,327 in salary continuation benefits. Salary continuation benefits are available to all full-time employees, and provide up to 26 weeks of salary continuation for qualifying medical absence. Salary continuation benefits, including the benefits payable to Mr. Warren, are offset by any amounts received through other disability programs including the Rhode Island Temporary Disability Insurance Program. The amount listed is net of such offsets.

(b)
Bonus payments include discretionary awards to Messrs. Warren, Treanor and Devault discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement. Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2006 bonus was paid in fiscal 2007.

(c)
Amount listed reflects the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R of restricted stock and restricted stock unit awards, and thus includes amounts from awards granted in and prior to 2006. Assumptions related to the financial reporting of restricted stock and restricted stock units are presented in Footnote 17 to the Consolidated Financial Statements presented in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“2006 Form 10-K”).

(d)
Amount listed reflects the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R on unexercisable stock option awards, all of which were granted prior to 2006. Assumptions related to the financial reporting of stock options are presented in Footnote 17 to the Consolidated Financial Statements presented in the 2006 Form 10-K.

(e)
Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement. Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2006 bonus was paid in fiscal 2007.

(f)
Amount reflects change in the value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan between September 30, 2005 and September 30, 2006. The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period and the increase or decrease due to changes in assumptions. Assumptions are described in footnotes to the Pension Benefits Table included later in this Proxy Statement. Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65. The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed annuity payments under the Executive Pension Plan. Mr. Rauh experienced a decrease of $353 in the value of his accumulated benefits, primarily as a result of the change in the discount rate used to value his accumulated benefits.

(g)
Each full-time employee, including the named executive officers, is provided with two-times salary in life and accidental death and dismemberment insurance coverage. This benefit is provided through a combination of group and individual policies. Premiums paid in 2006 for the group coverage were $228, $228; $188; $320; and $163 for Messrs. Warren, Treanor, Devault, Daukas, and Rauh, respectively, and such premiums are included in All Other Compensation. Individual policies were purchased in 1999 through a single premium for Messrs. Warren, Treanor, Devault, and Rauh. An individual policy for Mr. Daukas was purchased in 2006 through single premium of $161,793, and such premium is included in All Other Compensation. The group and individual policies provide a benefit to the named executive officer only in the event of the death of the executive during employment.

(h)
In addition to the life insurance premiums described earlier, amount reflects $6,600 in employer contributions under the 401(k) Plan; employer credits of $6,575 accrued under the Nonqualified Deferred Compensation Plan; $16,408 in incremental expenses on the company vehicle provided for Mr. Warren’s personal and business use; $4,008 in premiums for a supplemental disability insurance policy; and a country club membership of $7,080.

(i)
In addition to the life insurance premiums described earlier, amount reflects $6,600 in employer contributions under the 401(k) Plan; employer credits of $3,000 accrued under the Nonqualified Deferred Compensation Plan; an automobile allowance of $8,400; $3,016 in premiums for a supplemental disability insurance policy; and a country club membership of $10,520.

(j)	In addition to the life insurance premiums described earlier, amount reflects $5,790 in employer contributions under the 401(k) Plan.

(k)
In addition to the life insurance premiums described earlier, amount reflects $6,600 in employer contributions under the 401(k) Plan; employer credits of $1,950 accrued under the Nonqualified Deferred Compensation Plan; an automobile allowance of $7,200; $404 in premiums for a supplemental disability insurance policy; a country club allowance of $9,000; reimbursement for moving expenses of $20,000; promotional merchandise provided through the Bank’s volunteerism program valued at $102; and a tax payment and related gross-up of $9,093 to cover Mr. Daukas tax liability on the taxable portion of his moving expenses and promotional merchandise.

(l)
In addition to the life insurance premiums described earlier, amount reflects $1,700 received in cash in lieu of medical and dental insurance coverage and $4,530 in employer contributions under the 401(k) Plan.

_______________________

Grants of Plan-Based Awards
The following table contains information concerning grants of plan based awards under the Corporation’s cash and equity incentive plans to the named executive officers during the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards
		Threshold ($)	Target ($)	Maximum ($)
John C. Warren	12/15/2005	$130,163	$200,250	$270,338 (a)
	4/25/2006				6,500 (b)	-	-	$172,835
John F. Treanor	12/15/2005	$83,200	$128,000	$172,800 (a)
	4/25/2006				3,900 (b)	-	-	$103,701
David V. Devault	12/15/2005	$40,530	$57,900	$75,270 (a)
Galan G. Daukas	12/15/2005	$59,850	$85,500	$111,150 (a)
	1/01/2006	$100,000	$200,000	$300,000 (c)
B. Michael Rauh, Jr.	12/15/2005	$31,710	$45,300	$58,890 (a)

(a)
Reflects the 2006 threshold, target and maximum award available under the Annual Performance Plan. The Annual Performance Plan is based upon achievement of both corporate and individual goals. Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component), and individual performance at 100%. This plan is described in detail earlier in this Proxy Statement. Actual awards are reflected in the Summary Compensation Table. The grant date represents the date that the terms of the awards for 2006 under this plan were approved by the Corporation’s Board.

(b)
The Compensation Committee voted on April 17, 2006, to grant 6,500 and 3,900 restricted stock units to Messrs. Warren and Treanor, respectively, effective on the date of the Corporation's 2006 Annual Meeting of Shareholders, which occurred on April 25, 2006. This grant will become fully vested upon the earliest of April 25, 2009, the executive's death, or change in control of the Corporation; or on a pro-rated basis upon the executive's retirement. This grant included dividend equivalent rights.

(c)
Reflects the 2006 threshold, target and maximum available under the Wealth Management Business Building Incentive Plan. This plan is described in detail earlier in this Proxy Statement. Actual awards are reflected in the Summary Compensation Table. The grant date represents the date that the terms of the awards for 2006 under this plan were approved by the Corporation’s Board.

_____________________

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John C. Warren	13,272	-	-	$18.25	12/15/2007
	6,856	-	-	$17.50	5/17/2009
	22,953	-	-	$15.25	5/15/2010
	28,000	-	-	$17.80	4/23/2011
	26,960	-	-	$20.03	4/22/2012
	28,125	-	-	$20.00	5/12/2013
						5,500	(b)	$153,395	-	-
						5,800	(c)	$161,762	-	-
						6,500	(d)	$181,285	-	-
John F. Treanor	12,122	-	-	$16.38	4/1/2009
	13,215	-	-	$17.50	5/17/2009
	14,395	-	-	$15.25	5/15/2010
	16,000	-	-	$17.80	4/23/2011
	15,605	-	-	$20.03	4/22/2012
	16,565	-	-	$20.00	5/12/2013
						3,200	(b)	$89,248	-	-
						3,400	(c)	$94,826	-	-
						3,900	(d)	$108,771	-	-
David V. Devault	7,790	-	-	$11.56	5/12/2007
	5,348	-	-	$18.25	12/15/2007
	8,400	-	-	$17.50	5/17/2009
	10,100	-	-	$15.25	5/15/2010
	9,045	-	-	$17.80	4/23/2011
	8,440	-	-	$20.03	4/22/2012
	8,700	-	-	$20.00	5/12/2013
	6,200	-	-	$26.81	6/13/2015
	6,200	-	-	$28.16	12/12/2015
						1,500	(b)	$41,835	-	-
Galan G. Daukas	20,000	-	-	$27.62	8/30/2015
	12,315	-	-	$28.16	12/12/2015
						5,000	(e)	$139,450	-	-
B. Michael Rauh,	5,193	-	-	$11.56	5/12/2007
Jr.	3,908	-	-	$18.25	12/15/2007
	4,415	-	-	$17.50	5/17/2009
	5,510	-	-	$15.25	5/15/2010
	5,060	-	-	$17.80	4/23/2011
	4,720	-	-	$20.03	4/22/2012
	4,875	-	-	$20.00	5/12/2013
	3,800	-	-	$26.81	6/13/2015
	3,800	-	-	$28.16	12/12/2015
						900	(b)	$25,101	-	-

(a) Based upon 12/31/2006 fair market value of $27.89.	(d) Grant vests on 4/25/2009.
(b) Grant vests on 8/16/2007.	(e) Grant vests on 8/30/2010.
(c) Grant vests on 6/13/2008.
_______________________

Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during the year ended December 31, 2006. There were no stock awards that vested during the year.

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John C. Warren	0		$0	-	-
John F. Treanor	0		$0	-	-
David V. Devault	8,438	(a)	$138,402	-	-
Galan G. Daukas	0		$0	-	-
B. Michael Rauh, Jr.	5,522	(a)	$91,346	-	-

(a)
Amounts shown represent aggregate number of shares acquired upon option exercise. Taking into consideration shares exchanged for option exercise price and tax withholding, Mr. Devault and Mr. Rauh acquired net amounts of 3,125 and 2,219 shares, respectively.

_______________________

Pension Benefits
The following table outlines the named executive officer’s number of years of credited service, present value of accumulated benefit as of September 30, 2006 and payments during the year ended December 31, 2006 under the Pension Plan, the Supplemental Plan and, if applicable, the Executive Pension Plan. Information about these plans can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” beginning on page 12 of this Proxy Statement.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
John C. Warren	Pension Plan Supplemental Pension Plan Executive Pension Plan (b)	10.7 10.7 10.7	$306,981 $663,542 $887,715	- - -
John F. Treanor	Pension Plan Supplemental Pension Plan Executive Pension Plan (c)	7.5 7.5 7.5	$189,863 $222,150 $43,367	- - -
David V. Devault	Pension Plan (d) Supplemental Pension Plan	19.9 19.9	$461,463 $145,154	- -
Galan G. Daukas	Pension Plan Supplemental Pension Plan	1.1 1.1	$10,221 $20,538	- -
B. Michael Rauh, Jr.	Pension Plan Supplemental Pension Plan	15.3 15.3	$143,873 $0	- -

(a)
Present value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan as of September 30, 2006, determined using mortality assumptions based on the 1994 Group Annuity Reserve tables with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Footnote 16 to the Consolidated Financial Statements presented in the 2006 Form 10-K, except that retirement age is based upon the earliest retirement age at which the named executive officer can receive unreduced benefits. For Mr. Devault, this represents retirement under the Magic 85 Provision at age 60 and for all other named executive officers this represents normal retirement at age 65. Present value is expressed as a lump-sum; however, the plans do not provide for payment of benefits in a lump-sum, but rather are payable only in the form of an annuity with monthly benefit payments. The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed annuity payments under the Executive Pension Plan. Also included are amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

(b)
In the calculation of Mr. Warren's Executive Pension Plan benefits, the following offset benefits are assumed: annual pension payable under the Pension Plan and Supplemental Pension Plan; estimated Social Security annual pension of $24,804 payable at age 65; and estimated annual pension benefits payable as a life annuity at age 65 totaling $83,192 from defined benefit pension plans of prior employers.

(c)
In the calculation of Mr. Treanor's Executive Pension Plan benefits, the following offset benefits are assumed: annual pension payable under the Pension Plan and Supplemental Pension Plan; estimated Social Security annual pension of $26,208 payable at age 65; and estimated annual pension benefits payable as a life annuity at age 65 totaling $108,514 from defined benefit pension plans of prior employers.

(d)
Mr. Devault’s Pension Plan benefit includes a temporary payment provided under the Magic 85 Provision that is payable between ages 60 and 62. The Magic 85 Provision, including this special payment, is discussed in detail earlier in this Proxy Statement.

_______________________

In the event of a change in control, the named executive officers would receive additional years of credited service under the Supplemental Pension Plan and the Executive Pension Plan as described under the heading “Payments Upon a Change in Control” on page 23 of this Proxy Statement.

Nonqualified Deferred Compensation
We provide executives with the opportunity to defer up to 25% of regular base salary earnings and 100% of annual bonus earnings into the Nonqualified Deferred Compensation Plan. This plan also provides for payments of certain amounts that would have been contributed by the Bank under the 401(k) Plan (“excess match”), as described earlier in this Proxy Statement.

Contributions are credited with earnings/losses based upon the executive’s selection of up to 14 publicly-traded mutual funds and our Common Stock. The table below summarizes the annual rate of return for the year ended December 31, 2006, for the 15 investment options.

Washington Trust Bancorp, Inc.	9.59%	Vanguard 500 Index	15.75%
Putnam New Opportunities Fund	8.67%	Columbia Acorn USA Fund	8.28%
Putnam OTC & Emerging Growth	13.26%	Putnam Growth and Income Fund	15.82%
Putnam Voyager Fund	5.23%	George Putnam Fund of Boston	12.25%
Putnam Vista Fund	5.63%	Royce Total Return Fund	14.54%
Putnam International Equity	28.24%	Putnam Income Fund	4.32%
Putnam Research Fund	11.38%	Putnam Money Market Fund	4.71%
Putnam Global Equity Fund	23.11%

Investment elections can be changed up to four times annually. Transactions involving our Common Stock are subject to insider trading windows.

The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan during the year ended December 31, 2006. The table also details earnings on plan balances during the year, and the aggregate amount of all Nonqualified Deferred Compensation Plan obligations as of December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (a)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (b)
John C. Warren	-	$6,575	$55,504	-	$431,681
John F. Treanor	-	$3,000	$1,185	-	$15,959
David V. Devault	-	$0	$0	-	$0
Galan G. Daukas	-	$1,950	$43	-	$1,993
B. Michael Rauh, Jr.	-	$0	$0	-	$0

(a)
Reflects amounts accrued under the Nonqualified Deferred Compensation Plan, which provides credits of certain amounts which would have been contributed by the Bank under the 401(k) Plan as described earlier in this Proxy Statement. These amounts are disclosed in the Summary Compensation Table, under All Other Compensation.

(b)
Reflects employee and employer contributions (and related earnings, as applicable) that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined below.

Named Executive Officer	2006 ($)	Previous Years	Total ($)
John C. Warren	$6,575	$381,392	$387,967
John F. Treanor	$3,000	$10,467	$13,467
David V. Devault	$0	$0	$0
Galan G. Daukas	$1,950	$0	$1,950
B. Michael Rauh, Jr.	$0	$0	$0

Upon election to defer income, the individual must also elect distribution timing and form of payment. In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18. Accounts may also be distributed commencing in the year following retirement (defined as separation from employment with immediate commencement of benefits under the Pension Plan for executives, and for directors is termination of directorship after age 55) in a lump sum or annual installments over five or ten years. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election. Excess match accounts are always payable in a lump sum in the year following separation. Distributions are paid in cash with the option for distributions in our Common Stock to the extent it was selected as an investment measurement option.

The American Jobs Creation Act of 2004 (“AJCA”) imposed new rules on deferred compensation programs. AJCA generally applies to amounts deferred after December 31, 2004 and related earnings (“post-AJCA accounts”). Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the enactment of AJCA. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions with respect to post-AJCA accounts. Participants may change distribution timing and form on grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date. Distribution elections on Post-AJCA accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed. Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance. In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-ACJA accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment. This section is intended to discuss these post-employment payments, assuming separation from employment on December 31, 2006.

Payments Made Upon a Voluntary or Involuntary Termination
We have no employment contract with any named executive officer. Therefore, no severance benefit is payable upon a voluntary or involuntary termination other than instances related to a change in control.

In the event of separation from employment on December 31, 2006, Messrs. Warren, Treanor, Devault, and Rauh would be entitled to their vested benefit in the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan (collectively, the “Defined Benefit Retirement Plans”), as applicable. Mr. Daukas would forfeit all benefits under the Defined Benefit Retirement Plans. Mr. Devault would forfeit his right to the benefit of the Magic 85 Provision under the Pension Plan. Retirement benefits are not enhanced in the event of a voluntary or involuntary termination. The following table outlines the annual benefits available under the Defined Benefit Retirement Plans upon voluntary or involuntary termination on December 31, 2006:

Named Executive Officer	Annual Benefit Payable under the Defined Benefit Retirement Plans (a) (b)
John C. Warren	$158,753
John F. Treanor	$61,938
David V. Devault	$80,877
B. Michael Rauh, Jr.	$38,757

(a)
Annual benefit payable in the normal form at age 65 for Messrs. Treanor, Devault and Rauh, and immediately for Mr. Warren (since he was retirement-eligible on December 31, 2006). Mr. Warren’s benefit has been reduced for early commencement under the terms of the plans. The normal form under the Pension Plan and the Supplemental Pension Plan is a life annuity, and under the Executive Pension Plan is a 50% joint and survivor annuity with 120 monthly payments guaranteed.

(b)	Reflects offsets to the Executive Pension Plan as outlined in the Pension Benefits Table and accompanying footnotes earlier in this Proxy Statement.
_______________________

Obligations under the Nonqualified Deferred Compensation Plan would become payable in a lump sum in the January following the separation from employment, subject to certain regulatory timing restrictions. The aggregate balance of Nonqualified Deferred Compensation Plan obligations is detailed in the Nonqualified Deferred Compensation Table earlier in this Proxy Statement.

Payments Made Upon Retirement
We consider retirement as separation from service with immediate commencement of benefits under the Defined Benefit Retirement Plans. Mr. Warren is the only named executive officer who was eligible to retire on December 31, 2006.

Upon retirement, Mr. Warren would not be eligible for any post-employment salary payments. He would be eligible for a pro-rata share of any bonus earned in the calendar year of his retirement, which has already been outlined in the Summary Compensation Table earlier in this Proxy Statement.

Mr. Warren would have the right to exercise any exercisable nonqualified stock options for three years following retirement and any exercisable incentive stock options for 90 days following retirement. Any unexercisable stock options would be forfeited. He would also become vested in a pro-rata share of any restricted stock or restricted stock unit grants. The intrinsic value of such accelerated equity vesting, assuming retirement on December 31, 2006, is detailed below.

Named Executive Officer	Value of Restricted Stock Units Vesting upon Retirement
John C. Warren	$240,468

The value listed in the table above is based upon the last available market closing price for our Common Stock in 2006, which was $27.89 on December 29, 2006.

Assuming retirement on December 31, 2006, Mr. Warren would receive an annual benefit of $158,753 from the Defined Benefit Retirement Plans, payable in the normal form, which is a life annuity under the Pension Plan and the Supplemental Pension Plan, and under the Executive Pension Plan is a 50% joint and survivor annuity with 120 monthly payments guaranteed. This amount reflects a reduction for early commencement, as well as offsets to the Executive Pension Plan as detailed in the Pension Benefits Table and accompanying footnotes earlier in this Proxy Statement.

Obligations under the Nonqualified Deferred Compensation Plan would become payable in the January following retirement, subject to certain regulatory timing restrictions. Mr. Warren has elected payment in ten annual installments. The aggregate balance of Nonqualified Deferred Compensation Plan obligations is detailed in the Nonqualified Deferred Compensation Table earlier in this Proxy Statement.

Payments Made Upon Death
In the event of the death of an executive, all cash payments of salary and bonus would cease. Further, the spouse and dependents of the executive would not be entitled to continuation of health benefits at our expense, though continuation would be available under COBRA.

The right to exercise any exercisable stock option grants would transfer to the executive’s estate, and would expire on the three year anniversary of the date of death. Any unexercisable stock options and Mr. Daukas’ restricted stock grant under the 1997 Equity Incentive Plan would be forfeited. All unvested restricted stock units immediately would become fully vested upon death. The intrinsic value of such accelerated equity vesting, assuming death occurred on December 31, 2006, is detailed in the table below.

Named Executive Officer	Value of Restricted Stock Units Vesting upon Death
John C. Warren	$496,442
John F. Treanor	$292,845
David V. Devault	$41,835
Galan G. Daukas	$0
B. Michael Rauh, Jr.	$25,101

The values listed in the table above are based upon the last available market closing price for our Common Stock in 2006, which was $27.89 on December 29, 2006.

The Defined Benefit Retirement Plans provide for certain pre-retirement death benefits. These benefits are limited to married participants with respect to the Pension Plan and Supplemental Pension Plan. All of the named executive officers were married as of December 31, 2006. The Defined Benefit Retirement Plans provide a benefit equal to 50% of the qualified 50% joint and survivor annuity for married participants. The Executive Pension Plan further provides for a guarantee of 120 months of payments in the normal form under all plans commencing upon the executive’s death after age 55, offset by actual payments under the plans. Since Mr. Treanor is not eligible for immediate commencement under the Pension Plan and Supplemental Pension Plan, the Executive Pension Plan would provide an enhancement in the event of his death to the extent that benefits would be available to his spouse that otherwise would not have been available. The following table outlines the benefits available to the surviving spouse assuming death occurred on December 31, 2006.

Named Executive Officer	Pension Plan Benefit to Surviving Spouse (a)	Supplemental Pension Plan Benefit to Surviving Spouse (a)	Executive Pension Plan Benefit to Surviving Spouse (b)
John C. Warren	$12,903	$27,889	$33,751
John F. Treanor	$12,000	$14,040	$1,714	(c)
David V. Devault	$29,855	$6,539	$0
B. Michael Rauh, Jr.	$17,441	$0	$0

(a)
Benefits would be payable to the participant’s spouse from the participant’s 65th birthday for Messrs. Treanor, Devault, and Rauh, and immediately for Mr. Warren. Mr. Warren’s benefit reflects a reduction for early commencement of benefits.

(b)	Benefits would be payable immediately.

(c)
In addition to the death benefit listed, Mrs. Treanor would be eligible for a temporary additional payment of $16,999 through Mr. Treanor’s 65th birthday. This temporary benefit is intended to equal to the total death benefit that would have been payable from the Pension Plan and Supplemental Pension Plan if Mr. Treanor were eligible to retire on December 31, 2006.

_______________________

Mr. Daukas is not vested in the Defined Benefit Retirement Plans, and therefore, his surviving spouse is not eligible for a pre-retirement death benefit.

Obligations under the Nonqualified Deferred Compensation Plan would become payable in a lump sum to the executive’s named beneficiary. The aggregate balance of Nonqualified Deferred Compensation Plan obligations is detailed in the Nonqualified Deferred Compensation Table earlier in this Proxy Statement.

Payments Upon a Change in Control
In the event of a change in control, the named executive officers would be eligible for certain severance payments and benefit continuation under the Change in Control Agreements (the “Agreements”) described earlier in this Proxy Statement. Payments under the Agreements would be triggered if:

▪
in the event of a change in control (as defined in the Agreements) of the Corporation or Bank, (a) the Corporation or Bank terminates the executive for reasons other than for Cause (as defined in the Agreements) or death or disability of the executive within 13 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a reduction in the executive’s salary and benefits, relocation, a failure of the Corporation or Bank to pay deferred compensation when due, or a failure of the Corporation or Bank to obtain an effective agreement from any successor to assume the Agreements; or

▪	the executive resigns for any reason during the 13th month after the change in control.

The Agreements also provide that the executive would become entitled to receive severance pay and benefits continuation if his employment is terminated by the Corporation or Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

The Agreements entitle the executive to a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the highest bonus paid in the 2-year period prior to the change in control. The Agreements also provide for benefit continuation for a period of additional months of medical, dental and life insurance coverage, as well as additional months of benefit accrual under the Corporation’s or Bank’s supplemental retirement plans. The severance and length of benefits continuation vary for each executive, as set forth in the table below.

Named Executive Officer	Multiple of Base and Bonus	Length of Benefit Continuation
John C. Warren	3	36 months
John F. Treanor	3	36 months
David V. Devault	2	24 months
Galan G. Daukas	2	24 months
B. Michael Rauh, Jr.	2	24 months

The Agreements also provide for an additional payment to cover the impact of the 20% excise tax imposed by Section 280G of the Internal Revenue Code in the event the named executive officer becomes subject to such excise tax.

In the event of a change in control, all outstanding equity grants would become fully vested under the terms of the grants.

For illustrative purposes, the following table outlines the value of the compensation available to the named executive officers, assuming a change in control occurred on December 31, 2006, and the executive was immediately terminated.

Named Executive Officer	Severance (a)	Intrinsic Value of Accelerated Equity (b)	Retirement Benefits (c)	Health Benefits (d)	Gross Up (e)
John C. Warren	$2,010,000	$496,442	$147,161	$28,496	$847,692
John F. Treanor	$1,425,000	$292,845	$195,195	$28,496	$724,070
David V. Devault	$518,000	$41,835	$39,747	$23,987	$0
Galan G. Daukas	$1,140,000	$139,450	$0	$24,070	$0
B. Michael Rauh, Jr.	$384,000	$25,101	$19,141	$3,875	$0

(a)	Severance payments are based upon the salary in effect at December 31, 2006 plus the highest bonus paid during the two years prior to December 31, 2006, using the multiple described earlier.

(b)	All unvested equity grants become vested upon a change in control. Value is based upon market closing price of $27.89 on December 29, 2006.

(c)	Reflects the increase in retirement benefits resulting from the additional months of benefit accrual provided for the Supplemental Pension Plan and the Executive Pension Plan under the Agreements.

(d)	Reflects the value of health benefits based upon actual 2007 carrier premiums, increased by 8% for years 2 and 3, as applicable.

(e)	Additional payment to cover the impact of the 20% excise tax imposed by Section 280G of the Code.
_______________________

The following table outlines the annual benefits payable under the Defined Benefit Retirement Plans, adjusted for additional months of benefit service as provided under the Agreements, assuming a change in control occurred on December 31, 2006, and the executive was immediately terminated.

Named Executive Officer	Annual Benefit Payable under the Defined Benefit Retirement Plans (a) (b)
John C. Warren	$173,600
John F. Treanor	$65,787
David V. Devault	$88,898
B. Michael Rauh, Jr.	$43,758

(a)
Annual benefit payable in the normal form at age 65 for Messrs. Treanor, Devault and Rauh, and immediately for Mr. Warren (since he was retirement-eligible on December 31, 2006). Mr. Warren’s benefit has been reduced for early commencement under the terms of the Defined Benefit Retirement Plans. The normal form under the Pension Plan and the Supplemental Pension Plan is a life annuity, and under the Executive Pension Plan is a 50% joint and survivor annuity with 120 monthly payments guaranteed.

(b)	Reflects offsets to the Executive Pension Plan as outlined in the Pension Benefits Table and accompanying footnotes earlier in this Proxy Statement.
_______________________

Mr. Daukas would not be vested in the Defined Benefit Retirement Plans, even with the additional months of service upon a change of control, and therefore, would not be eligible for any benefit from these plans.

In the event of a change in control, all benefit obligations under the Supplemental Pension Plan and the Executive Pension Plan would become fully funded in an irrevocable rabbi trust.

Obligations under the Nonqualified Deferred Compensation Plan would become payable in a lump sum in the January following the separation from employment, subject to certain regulatory timing restrictions. The aggregate balance of the obligations under this plan is detailed in the Nonqualified Deferred Compensation Table earlier in this Proxy Statement.

DIRECTOR COMPENSATION
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Corporation’s Board. In setting director compensation, we consider the role of the directors, amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members.

Cash Compensation Paid to Board Members
For the year ended December 31, 2006, non-employee members of our Board received an annual cash retainer of $20,000. The person serving as both the chair of the Nominating Committee and the Executive Committee received a combined additional annual retainer of $8,000; the chairperson of the Audit Committee received an additional annual retainer of $8,000; and the chairperson of the Compensation Committee received an additional annual retainer of $4,000. All retainers are paid in quarterly installments.

All members of the Corporation’s Board are also members of the Bank’s Board. Members of the Bank Board did not receive any additional retainer for their involvement in the Bank’s Board, except the chairperson of the Bank’s Trust Committee who received an additional retainer of $4,000.

For each meeting of the Corporation’s Board and the Bank’s Board attended, non-employee directors received $1,000; however, for meetings of the Corporation’s Board and the Bank’s Board held on the same day, as is the general practice, non-employee directors were paid for only one meeting. In addition, non-employee directors received $800 for each Corporation or Bank Board committee meeting attended in person and $700 for each such committee meeting attended telephonically. Committee chairpersons who do not receive an additional retainer for service as chairperson received an additional $200 per committee meeting.

Equity Compensation Paid to Directors
In order to align Board interests with shareholders, non-employee directors receive an annual equity grant. The 2003 Plan provides that each non-employee director will be automatically granted a nonqualified option to acquire 2,000 shares of our Common Stock as of the date of each Annual Meeting of Shareholders after which such non-employee director will continue to serve as our director, at an exercise price equal to the fair market value of our Common Stock on the grant date and expiring upon the 10th anniversary of the option grant. Unless otherwise determined by the Compensation Committee, these stock options will be exercisable upon the earliest of (a) the three year anniversary of the grant; (b) change in control; or (c) retirement from the Corporation’s Board after attainment of age 70.

In 2005, the Compensation Committee concluded that restricted stock units would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution. In 2005 and 2006, pursuant to the terms of the 2003 Plan, the Corporation’s Board voted to suspend the automatic nonqualified option award to non-employee directors for each of those years. In 2005 and 2006, in lieu of such automatic award, the Compensation Committee voted to grant each non-employee director 500 restricted stock units, which vest upon the earliest of (a) the three year anniversary of the grant; (b) change in control; (c) death of the director; or (d) retirement from the Corporation’s Board after attainment of age 70. These grants included dividend equivalent rights.

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of retainers and meeting fees into the Nonqualified Deferred Compensation Plan. Directors are not eligible for company contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Summary Compensation Table
The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2006. Directors who are employees receive no additional compensation for Board service.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	Total ($)
Gary P. Bennett	$54,600	$7,256	$7,459	-	-	$69,315
Steven J. Crandall	$45,000	$7,256	$7,459	-	-	$59,715
Larry J. Hirsch, Esq.	$46,800	$7,256	$7,459	-	-	$61,515
Barry G. Hittner, Esq.	$46,500	$7,256	$5,980	-	-	$59,736
Katherine W. Hoxsie, CPA	$55,600	$7,256	$7,459	-	-	$70,315
Mary E. Kennard, Esq.	$34,700	$7,256	$7,459	-	-	$49,415
Edward M. Mazze, Ph.D.	$46,600	$7,256	$7,459	-	-	$61,315
Kathleen E. McKeough	$59,600	$7,256	$5,980	-	-	$72,836
Victor J. Orsinger II, Esq.	$54,800	$7,256	$7,459	-	-	$69,515
H. Douglas Randall, III	$50,800	$7,256	$7,459	-	-	$65,515
Joyce O. Resnikoff	$46,000	$15,316	$7,459	-	-	$68,775
Patrick J. Shanahan, Jr.	$55,400	$7,256	$7,459	-	-	$70,115
James P. Sullivan, CPA	$71,300	$8,733	$7,459	-	-	$87,492
Neil H. Thorp	$56,000	$7,256	$7,459	-	-	$70,715

(a)
Total reflects fees and retainers earned. During 2006, Directors Bennett, Hirsch, Hoxsie, and Thorp deferred $5,460, $6,000, $5,560, and $12,200 respectively, into the Nonqualified Deferred Compensation Plan.

(b)
Amount reflects the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R with respect to awards of 500 restricted stock units granted on April 26, 2005 and 500 restricted stock units granted on April 25, 2006. Both grants will become vested upon the earliest of the three-year anniversary of the grant, change in control of the Corporation, the director's death, or the director's retirement from the Corporation’s Board after attainment of age 70. Ms. Resnikoff's grants are assumed to vest upon her retirement in April 2007 and Mr. Sullivan's grants are assumed to vest upon his retirement in April 2008. Fair value per share on April 26, 2005 was $25.81, or $12,905 per award, and on April 25, 2006 was $26.59, or $13,295 per award.

(c)
Amount reflects the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R with respect to awards of nonqualified stock options granted on April 29, 2003 to acquire 2,000 shares and granted on April 27, 2004 to acquire 2,000 shares. Both grants become vested upon the earliest of the three-year anniversary of the grant, change in control of the Corporation, or the director's retirement. The grant date fair value for the April 29, 2003 grant was $6.8176 per share, or $13,635 per grant. The grant date fair value for the April 27, 2004 grant was $8.9789 per share, or $17,958 per grant.

The following table sets forth information with respect to the directors concerning outstanding stock option awards and unvested stock awards as of December 31, 2006.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
Gary P. Bennett	4/28/1998	1,688	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
Steven J. Crandall	4/28/1998	1,688	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Larry J. Hirsch, Esq.	4/28/1998	1,688	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/24/2001	1,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Barry G. Hittner, Esq.	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Katherine W. Hoxsie, CPA	4/28/1998	1,688	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Mary E. Kennard, Esq.	4/28/1998	1,688	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/25/2000	300	-	$15.50
	4/24/2001	1,500	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Edward M. Mazze, Ph.D.	4/23/2002	1,500	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Kathleen E. McKeough	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Victor J. Orsinger II, Esq.	4/28/1998	588	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/24/2001	1,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
H. Douglas Randall, III	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Joyce O. Resnikoff	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Patrick J. Shanahan, Jr.	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
James P. Sullivan, CPA	4/28/1998	1,688	-	$21.33
	4/27/1999	1,688	-	$19.50
	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500
Neil H. Thorp	4/27/1999	1,688	-	$19.50
	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	-	2,000	$27.56
	4/26/2005				500
	4/25/2006				500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members are directors Bennett (Chairperson), Hirsch, Kennard, Mazze, McKeough and Orsinger. The Corporation is not aware of any compensation committee interlocks or relationships involving its executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for providing independent, objective oversight of the Corporation’s accounting functions and internal controls. In connection with its responsibilities, the Audit Committee (1) reviewed the scope of the overall audit plans of both the internal audit staff and the independent auditors; (2) evaluated the results of audits performed by the internal audit staff and independent auditors that included but were not limited to accounting issues and internal controls; (3) assessed the action that has been taken by management in response to the audit results; and (4) appraised the effectiveness of the internal and independent audit efforts. The Audit Committee also assesses actions taken by management in connection with the internal control documentation and testing of internal controls over financial reporting and management’s assertions related thereto in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the related reports of the independent auditors on these matters.

In addition, the Audit Committee has:

▪	Reviewed and discussed the audited financial statements with management;

▪	Discussed with KPMG LLP, its independent auditors, the matters required to be discussed by SAS 61; and

▪	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1, and has discussed with KPMG LLP the independent auditor’s independence.

Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)	Joyce O. Resnikoff
Steven J. Crandall	Patrick J. Shanahan, Jr.
Barry G. Hittner	James P. Sullivan, CPA
Edward M. Mazze, Ph.D.

INDEPENDENT AUDITORS
During the years ended December 31, 2006 and December 31, 2005, the Corporation paid the following fees to KPMG LLP:

	2006	2005
Audit fees; consists of annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements, and other services provided by the independent auditors in connection with statutory and regulatory filings	$505,000	$522,000

Audit-related fees; USAP procedures (2006 and 2005) and employee benefit plan audits (2005)	7,000	23,500

Tax fees; tax return preparation, tax compliance and tax advice	70,726	50,655

All other fees; consists of fees related to due diligence procedures (2006) and the Corporation’s acquisition of Weston Financial Group, Inc. (2005)	1,500	95,197
Total fees paid to KPMG LLP	$584,226	$691,352

The Audit Committee has adopted a policy whereby engagement of the independent auditors for audit services and for non-audit services shall be pre-approved by the Audit Committee, except in the case of the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act. During 2006, the Audit Committee pre-approved 100% of the Audit-Related Fees, Tax Fees and All Other Fees.

The Audit Committee has considered whether the provision of the services identified under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

INDEBTEDNESS AND OTHER TRANSACTIONS
The Bank has had transactions in the ordinary course of business, including borrowings, with certain directors and executive officers of the Corporation and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted. Similar transactions may be expected to take place in the ordinary course of business in the future. The aggregate extensions of credit outstanding at December 31, 2006 to all directors, executive officers and their related interests amounted to $16,689,000 in the aggregate. Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Patrick J. Shanahan, Jr., a director, was the former Chairman and Chief Executive Officer of First Financial Corp. prior to its acquisition by the Corporation in 2002. In connection with such acquisition, the Corporation agreed to (1) provide Mr. Shanahan with health insurance benefits under the Corporation’s health plan until he attains age 65, and (2) assume the obligation to provide Mr. Shanahan with a supplemental retirement benefit equal to monthly installments of $20,854 payable for the life of Mr. Shanahan with a 50% spousal survivor benefit. In return for a lump sum payment of $840,000 by the Corporation in April, 2002, Mr. Shanahan agreed that for a three-year period following the acquisition, which expired in April 2005, he would not become associated with any banking institution in Rhode Island, Massachusetts or Connecticut and he would not take action to solicit any former employees or customers of First Financial Corp. The Corporation’s Board determined that, effective April 16, 2005, as a result of the termination of this 3-year arrangement, Mr. Shanahan is considered “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and the rules of the SEC.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
The Corporation conducts annual procedures including the use of a written survey form to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions. As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O. All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board. The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and the National Association of Securities Dealers. The Corporation does not maintain a formal written policy concerning the aforementioned procedures. The Corporation’s Code of Ethics provides guidance on business relations between the Corporation and its directors, officers and employees.

RATIFICATION OF SELECTION OF AUDITORS (Proposal 2)
The ratification of the Audit Committee’s decision to retain KPMG LLP to serve as independent auditors of the Corporation for the current fiscal year ending December 31, 2007 will be submitted to the shareholders at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Corporation’s Audit Committee in order to give the shareholders a voice in the designation of auditors. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its choice of KPMG LLP as the Corporation’s independent auditors.

The Board of Directors recommends that shareholders vote “FOR” this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to the Corporation, and on written representations from certain reporting persons, the Corporation believes that during 2006, all Section 16(a) filing requirements applicable to its Insiders were complied with, with the following exceptions: Victor J. Orsinger II, a director of the Corporation, filed a Form 4 after the applicable due date reporting a total of one transaction not timely. In addition, David W. Wallace, a beneficial owner of more than 10% of the Corporation’s stock, filed two Forms 4 after the applicable due date, reporting a total of two transactions not timely.

SHAREHOLDER PROPOSALS
Any shareholder who wishes to submit a proposal for presentation to the 2008 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, Rhode Island 02891, Attention: Chief Executive Officer, not later than November 16, 2007 for inclusion, if appropriate, in the Corporation’s Proxy Statement and the form of proxy relating to the 2008 Annual Meeting. Any proposal submitted after November 16, 2007 will be considered untimely. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement. Proxies solicited by the Corporation’s Board will confer discretionary voting authority with respect to shareholder proposals, other than proposals to be considered for inclusion in the Corporation’s Proxy Statement described above, that the Corporation receives at the above address after January 31, 2008.

In addition, in order for a nominee to be considered at an Annual Meeting, the Corporation’s Restated Articles of Incorporation, as amended, provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by the Corporation’s Restated Articles of Incorporation, is received by the Secretary of the Corporation not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days’ notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by the Secretary of the Corporation not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 23, 2007 and not later than April 10, 2007.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to the Secretary of the Corporation at the Corporation’s offices at 23 Broad Street, Westerly, Rhode Island 02891. The Secretary of the Corporation will collect all such communications and forward them to the Corporation’s Board and any such individual director.

FINANCIAL STATEMENTS
The financial statements of the Corporation are contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which has been provided to the shareholders concurrently herewith. Such report and the financial statements contained in the Corporation’s Annual Report on Form 10-K are not to be considered as a part of this soliciting material.

OTHER BUSINESS
Management knows of no matters to be brought before the meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled “Compensation Committee Report,” and “Report of the Audit Committee” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K
The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC, is available on the Corporation’s website at www.washtrust.com under Investor Relations - SEC Filings. Copies are also available without charge upon written request addressed to Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891-0512.

EXPENSE OF SOLICITATION OF PROXIES
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefor. In addition, the Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $4,500 plus customary expenses.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN,

YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY CARD TODAY. YOU MAY ALSO VOTE
YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,

/s/ David V. Devault
David V. Devault
Secretary

Westerly, Rhode Island

March 15, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

WASHINGTON TRUST BANCORP, INC.

April 24, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mai1 in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES
TO VOTE “FOR” ALL THE PROPOSALS, EACH OF WHICH HAS BEEN MADE BY THE CORPORATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES	m Barry G. Hittner	2. To ratify the selection of KPMG LLP as independent auditors of the Corporation for the year ending December 31, 2007.	☐	☐	☐
	m Katherine W. Hoxsie, CPA	3. In the discretion , the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
☐ WITHHOLD AUTORITY FOR ALL NOMINEES	m Edward M. Mazze, Ph.D
m Kathleen E. McKeough
The undersigned hereby acknowledges receipt of the accompanying notice of the Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Corporation’s 2006 Annual Report and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time.

☐ FOR ALL EXCEPT(See instructions below)	m John C. Warren
This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposal Nos. 1 and 2.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENEVLOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
INSTURCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THE CARD.
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASHINTON TRUST BANCORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor J. Orsinger II, John F. Treanor and John C. Warren, or any one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholder to be held April 24, 2007 or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholders. If no direction is made, this proxy will be voted FOR Proposal Nos. 1 and 2.  PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS: